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Ex-12b

                                                  Idaho Power Company
                                           Consolidated Financial Information
                    Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                Twelve Months Ended December 31,
                                                    (Thousands of Dollars)

                                                   1992         1993         1994         1995         1996          1997
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $59,990      $84,464      $74,930      $86,921      $90,618         $92,274

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   24,601       38,057       35,307       49,498       51,316          47,559
    Investment tax credit adjustment............   (1,439)      (1,583)      (1,064)      (1,086)         776          (1,087)
          Total income taxes....................   23,162       36,474       34,243       48,412       52,092          46,472

Income before income taxes......................   83,152      120,938      109,173      135,333      142,710         138,746

Fixed Charges:
    Interest  on long-term debt.................   53,408       53,706       51,172       51,147       52,165          53,215
     expense and premium - net..................      392          507          567          567          594             653
    Interest on short-term bank loans...........      647          220        1,157        3,144        2,269           2,902
    Other interest..............................    1,011        2,023        1,538        1,598        2,319           3,990
    Interest portion of rentals.................      683        1,077          794          925          991             982

          Total fixed charges...................   56,141       57,533       55,228       57,381       58,338          61,742

    Preferred dividends requirements............    7,611        8,547       10,682       12,392       12,146           7,803

          Total fixed charges and preferred
           dividends............................   63,752       66,080       65,910       69,773       70,484          69,545

Earnings  - as defined.......................... $139,293     $178,471     $164,401     $192,714     $201,048        $200,488

Ratio of earnings to fixed charges and
   preferred dividends..........................    2.18x        2.70x        2.49x        2.76x        2.85x           2.88x


                                                                                                                Exhibit 12-B

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